Exhibit 10.3

Notice of Grant of Stock Option	MANUGISTICS GROUP, INC.
and Option Agreement	ID: 52-1469385
9715 KEY WEST AVENUE
ROCKVILLE MD 20850

Jeffrey Kissling	Grant Number: 00011773
3075 Trout Run Road	Plan: 1998
York, PA 17402	ID: 21391

Dear Jeffrey:

Effective September 9, 2004 you have been granted a Non-Qualified Stock Option to buy 200,000 shares of Manugistics Group, Inc. (the “Company”) stock at an exercise price of $2.4100 per share, with an expiration date of September 9, 2014 . The total option price of the shares granted is $482,000.00. The shares will vest monthly beginning on October 9, 2004.

Vesting Type
Shares		Expiration	Vesting Date
3,334	Monthly	10/09/04	09/09/2014
3,333	Monthly	11/09/04	09/09/2014
3,333	Monthly	12/09/04	09/09/2014
3,334	Monthly	1/09/05	09/09/2014
3,333	Monthly	2/09/05	09/09/2014
3,333	Monthly	3/09/05	09/09/2014

     and continuing forward for a total of 60 months.

To the extent shares are vested, you may exercise the Stock Option in minimum increments of 50 shares or, if fewer, the total number of shares then exercisable. At the time of exercise, you are required to pay the exercise price and the applicable taxes by cash or check in U.S. dollars.

In the event that the Company has a change of control, which is defined as fifty-one percent (51%) of the Company’s voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of the Stock Option shall immediately vest; (b) if your responsibilities are significantly diminished from those reasonably associated with your position at the time of the change in control, or you are actually or constructively terminated, one hundred percent (100%) of the Stock Option shall immediately vest. The number of shares vesting shall be determined by multiplying the original number of option shares granted (as adjusted to reflect the application of anti-dilution rights) which are still outstanding by the applicable percentage. A change in ownership of “fifty-one percent (51%) of the Company’s voting stock” shall mean a change in ownership as a result of a single purchase or series of related purchases by a single purchaser or a group of purchasers acting in concert by way of merger, consolidation or otherwise. The change of control rights granted herein are in addition to other similar rights granted under the 1998 Amended and Restated Stock Option Plan, as amended (the “Plan”).

If your employment with Manugistics is terminated (other than for death or disability), the Stock Option will continue to vest and be exercisable through the later of your termination date or any period during which you are receiving severance payments, after which vesting shall cease. Thereafter, you may continue to exercise the Stock Option to the extent your shares are vested for the thirty – day period following the last date of vesting. If your employment terminates due to your permanently disability, vesting shall cease on the date you are determined to be permanently disabled and you shall have one (1) year from that date to exercise your Stock Option to the extent your shares are vested. If you die while employed by Manugistics, vesting shall cease on your date of death and your beneficiaries or your estate have one (1) year from the date of death to exercise the Stock Option to the extent your shares are vested.

By your acceptance, you agree that this Stock Option is granted under the Plan and is governed by this Option Agreement and the terms and conditions of the Plan. A copy of the Plan is incorporated by this reference and can be found in the Company’s Employee Encyclopedia. As stated in Section 5(c) of the Plan, any interpretations, decisions, or actions made by the Committee administering the Plan will be final, conclusive and binding. The grant of this Stock Option shall not prevent the Company from terminating your employment or modifying the conditions of your employment at any time.

Please sign one copy of this Option Agreement and return to Stock Plan Administration. The other copy is for your records.

Name: /s/	Jeffrey L. Kissling	Date: September 9, 2004
Jeffrey L. Kissling